Exhibit 3.1
ENTERTAINMENT PROPERTIES TRUST
ARTICLES SUPPLEMENTARY
9.00% SERIES E CUMULATIVE CONVERTIBLE PREFERRED SHARES
$0.01 PAR VALUE PER SHARE
     ENTERTAINMENT PROPERTIES TRUST, a Maryland real estate investment trust (the “Trust”), having its principal office in Kansas City, Missouri, hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Pursuant to authority expressly vested in the Trust’s Board of Trustees (the “Board of Trustees”) in the Amended and Restated Declaration of Trust, as amended (the “Declaration”), the Board of Trustees has duly classified and designated 3,450,000 Preferred Shares of the Trust as 9.00% Series E Cumulative Convertible Preferred Shares, $0.01 par value per share, of the Trust (the “Series E Preferred Shares”).
     SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of the Series E Preferred Shares are as follows, in addition to those set forth in the Declaration. Capitalized terms used in this ARTICLE SECOND which are defined in the Declaration and not otherwise defined herein are used herein as so defined in the Declaration. Certain additional capitalized terms used in this ARTICLE SECOND are used as defined in Section 15 below, which definitions shall apply only to Series E Preferred Shares and shall not affect the definition of such terms as used or as otherwise defined with respect to other series of Preferred Shares or elsewhere in the Declaration.
9.00% Series E Cumulative Convertible Preferred Shares, $0.01 par value per share
     1. Designation and Number. A series of Preferred Shares, designated the 9.00% Series E Cumulative Convertible Preferred Shares, $0.01 par value per share (the “Series E Preferred Shares”), is hereby established. The number of authorized Series E Preferred Shares is 3,450,000.
     2. Relative Seniority. In respect of rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, the Series E Preferred Shares shall rank (i) senior to the Common Shares and any other class or series of Shares of the Trust, the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, junior to the Series E Preferred Shares, (ii) on a parity with the 9.50% Series A Cumulative Redeemable Preferred Shares, $0.01 par value per share (the “Series A Preferred Shares”), the 7.75% Series B Cumulative Redeemable Preferred Shares, $0.01 par value per share (the “Series B Preferred Shares”), the 5.75% Series C Cumulative Convertible Preferred Shares, $0.01 par value per share (the “Series C Preferred Shares”), the 7.375% Series D Cumulative Redeemable Preferred Shares, $0.01 par value per share (the “Series D Preferred Shares”), and any other class or series of Shares of the Trust, the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, on a parity with the Series E Preferred Shares, and (iii) junior to any class or series of Shares of the Trust, the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, senior to the Series E Preferred Shares. For the avoidance of doubt, debt securities of the Trust which are convertible into or exchangeable for Shares of the Trust or any other debt securities of the Trust do not constitute a class or series of Shares for purposes of this Section 2.
     3. Dividends and Distributions.
     (a) Subject to the preferential rights of the holders of any class or series of Shares of the Trust ranking senior to the Series E Preferred Shares as to distributions, the holders of the then outstanding Series E Preferred Shares shall be entitled to receive, when, as and if authorized by the Trustees and declared by the Trust, out of any funds legally available therefor, cumulative cash distributions at a rate of 9.00% of the $25.00 liquidation preference per year (equivalent to $2.25 per share per year) (the “Distribution Rate”). Such distributions shall accrue and be cumulative from and including April 2, 2008 (the “Original Issue Date”), and will be payable quarterly in arrears in cash on the fifteenth day of each January, April, July and October (each such day being hereinafter called a “Distribution Payment Date”); provided that if any Distribution Payment Date is not a Business Day (as hereinafter defined), then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. The amount of any distribution payable for any full quarterly period or portion thereof shall be computed on the basis of a 360-day year of twelve 30-day months. The first distribution on the Series E Preferred Shares, which will be for more than a full quarter, will be paid on July 15, 2008 and will be a pro rata distribution from and including the Original Issue Date to and including July 15, 2008. Distributions shall be payable to holders of record as they appear in the share records of the Trust at the close of business on the applicable record date (each, a “Distribution Record Date”), which will be the same date set for any quarterly distribution payable to holders of the Common Shares and other Preferred Shares of the Trust, or on such other date designated by the Trustees for the payment of distributions that is not more than 30 nor less than 10 days prior to the applicable Distribution Payment Date. Each distribution period shall commence on and include the 16th day of January, April, July and October of each year and end on and include the day preceding the first day of the next succeeding distribution period (other than the initial distribution period and the distribution period during which any Series E Preferred Shares shall be redeemed or converted).
     (b) Distributions on the Series E Preferred Shares shall accrue and be cumulative, whether or not (i) the Trust has earnings, (ii) there are funds legally available for the payment of such distributions or (iii) such distributions have been declared or authorized.
     (c) If Series E Preferred Shares are outstanding, unless full cumulative distributions on the Series E Preferred Shares for all past distribution periods and the then current distribution period have been or contemporaneously are declared and paid in cash or declared and contemporaneously a sum sufficient to pay them in full in cash is set apart for payment, no full distributions (other than in Common Shares or Shares ranking junior to the Series E Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the Trust, or options, warrants or rights to subscribe for or purchase Common Shares or such junior Shares) shall be declared or paid or set apart for payment on any class or series of Shares of the Trust ranking, as to distributions, on a parity with the Series E Preferred Shares for any period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Shares and the Shares of any other class or series ranking on a parity as to distributions with the Series E Preferred Shares, all distributions declared upon Series E Preferred Shares and any such other class or series of Shares shall in all cases bear to each other the same ratio that accumulated, accrued and unpaid distributions per share on the Series E Preferred Shares and such other class or series of Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other class or series does not have a cumulative distribution) bear to each other.
     (d) If Series E Preferred Shares are outstanding, unless full cumulative distributions on the Series E Preferred Shares for all past distribution periods and the then current distribution period have been or contemporaneously are declared and paid in cash or declared and contemporaneously a sum sufficient to pay them in full in cash is set apart for payment, no distributions (other than in Common Shares or Shares ranking junior to the Series E Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the Trust, or options, warrants or rights to subscribe for or purchase Common Shares or such junior Shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or made upon the Common Shares or any other Shares ranking junior to the Series E Preferred Shares as to distributions or on liquidation, dissolution or winding up of the Trust, nor shall any Common Shares or any other such Shares ranking junior to or on parity with the Series E Preferred Shares as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Trust except (i) by conversion into or exchange for Common Shares or such junior Shares, (ii) by redemption, purchase or other acquisition of Common Shares made for purposes of an incentive, benefit or share purchase plan of the Trust or any of its subsidiaries for officers, Trustees or employees or others performing or providing similar services, or (iii) for redemptions, purchases or other acquisitions by the Trust, whether pursuant to any provision of the Declaration or otherwise, for the purpose of preserving the Trust’s status as a REIT for federal income tax purposes.
     (e) No interest, or sum of money in lieu thereof, shall be payable in respect of any distribution payment or payments on Series E Preferred Shares which may be in arrears, and the holders of Series E Preferred Shares are not entitled to any distributions, whether payable in cash, securities or other property, in excess of the full cumulative distributions described in this Section 3. Except as otherwise expressly provided herein, the Series E Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.
     (f) Any distribution payment made on the Series E Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due with respect to such Shares which remains payable. Any cash distributions paid in respect of Series E Preferred Shares, including any portion thereof which the Trust elects to designate as “capital gain dividends” (as defined in Section 857 (or any successor provision) of the Internal Revenue Code) or as a return of capital, shall be credited to the cumulative distributions on the Series E Preferred Shares.
     (g) No distributions on the Series E Preferred Shares shall be authorized by the Trustees or be paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, directly or indirectly prohibit authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.
     (h) The Trust shall remain entitled to receive and retain any interest or other earnings on any money set aside for the payment of distributions on Series E Preferred Shares and holders thereof shall have no claim to such interest or other earnings. Any funds for the payment of distributions on Series E Preferred Shares which have been set apart by the Trust and which remain unclaimed by the holders of the Series E Preferred Shares entitled thereto on the first anniversary of the applicable Distribution Payment Date, or other distribution payment date, shall revert and be repaid to the general funds of the Trust, and thereafter the holders of the Series E Preferred Shares entitled to the funds which have reverted or been repaid to the Trust shall look only to the general funds of the Trust for payment, without interest or other earnings thereon.
     4. Liquidation Rights.
     (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, before any distribution or payment shall be made to the holders of any Common Shares or any other Shares ranking junior to the Series E Preferred Shares as to rights to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, but subject to the preferential rights of holders of any class or series of Shares ranking senior to the Series E Preferred Shares as to rights to participate in distributions or payments in the event of any liquidation, dissolution of winding up of the Trust, the holders of Series E Preferred Shares shall be entitled to receive, out of assets of the Trust legally available for distribution to shareholders, liquidating distributions in cash or property at its fair market value as determined by the Trustees in the amount of $25.00 per Series E Preferred Share, plus an amount equal to all distributions accrued and unpaid thereon (whether or not authorized or declared) through the date of payment.
     (b) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Shares will have no right or claim to any of the remaining assets of the Trust.
     (c) In the event that upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, the available assets of the Trust are insufficient to pay the full amount of the liquidating distributions on all outstanding Series E Preferred Shares and the full amounts payable as liquidating distributions on all Shares of other classes or series of Shares of the Trust ranking on a parity with the Series E Preferred Shares as to rights to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, then the holders of the Series E Preferred Shares and all other such classes or series of Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
     (d) For purposes of this Section 4, neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, nor the merger or consolidation of the Trust into or with any other entity or the merger or consolidation of any other entity into or with the Trust or a statutory share exchange by the Trust, shall be deemed to be a dissolution, liquidation or winding up of the Trust.
     (e) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of Shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series E Preferred Shares will not be added to the Trust’s total liabilities.
     (f) Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein to each record holder of the Series E Preferred Shares at the respective address of such holders as the same shall appear on the share transfer records of the Trust.
     5. Redemption; Maturity.
     (a) The Series E Preferred Shares shall have no stated maturity and shall not be subject to any sinking fund or mandatory or optional redemption or repurchase, except as otherwise provided in Sections 5(b) and (c) below and except in certain circumstances as set forth in Section 10 below, the Trust may not repurchase or redeem Series E Preferred Shares.
     (b) The Trust may, at its option, redeem or repurchase at any time all or from time to time any Series E Preferred Shares necessary to preserve the Trust’s qualification as a REIT, which determination shall be made by the Board of Trustees in its sole discretion, for cash at a redemption price per share equal to $25.00, together with all accrued and unpaid distributions to the date fixed for redemption.
     (c) For the avoidance of doubt, the provisions of Section 5(a) above shall not limit any direct or indirect purchase or acquisition by the Trust of all or any Series E Preferred Shares on the open market, by tender, or by privately negotiated transactions.
     6. Voting Rights. Notwithstanding anything to the contrary contained in the Declaration, except as set forth below in this Section 6, the holders of the Series E Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of Trustees or for any other purpose or otherwise to participate in any action taken by the Trust or the shareholders thereof, or to receive notice of any meeting of shareholders (except for such notices as may be expressly required by law).
     (a) If, at any time, full cumulative distributions on the Series E Preferred Shares shall not have been paid for six or more quarterly periods (a “Preferred Distribution Default”), whether or not the quarterly periods are consecutive, the holders of Series E Preferred Shares (voting together as a single class with the holders of all other classes or series of Preferred Shares of the Trust ranking on parity with the Series E Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional Trustees of the Trust (each, a “Preferred Share Trustee”). The election will take place at the next annual meeting of shareholders, or at a special meeting of the holders of Series E Preferred Shares (and the holders of all other classes or series of Preferred Shares of the Trust ranking on parity with the Series E Preferred Shares upon which like voting rights have been conferred and are exercisable) called for that purpose, and each subsequent annual meeting (or special meeting held for such purpose) until all distributions accumulated on the Series E Preferred Shares and on any other class or series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable have been paid in full for all past distribution periods and the distribution for the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Upon the election of the Preferred Share Trustees, the number of Trustees then constituting the Board of Trustees will automatically increase by two, if not already increased by two by reason of the election of Preferred Share Trustees by the holders of such Preferred Shares. For the avoidance of doubt, and by means of example, in the event distributions on the Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares shall each be in arrears for six or more quarterly periods, the holders of Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares (and the holders of all other series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable) shall be entitled to vote for the election of two additional Trustees in the aggregate, not six or more additional Trustees.
     (i) Upon the full payment of all such distributions accumulated on Series E Preferred Shares for the past Distribution Periods or the declaration in full thereof and the Trust’s setting aside a sum sufficient for the payment thereof, the right of the holders of Series E Preferred Shares to elect such two Preferred Share

Trustees shall cease, and (unless there are one or more other classes or series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable) the term of office of such Preferred Share Trustees previously so elected shall automatically terminate and the authorized number of Trustees of the Trust will thereupon automatically return to the number of authorized Trustees otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect two additional Preferred Share Trustees in the case of any such future Preferred Distribution Default.
     (ii) If at any time when the voting rights conferred upon the Series E Preferred Shares pursuant to this Section 6(a) are exercisable any vacancy in the office of a Preferred Share Trustee elected pursuant to this Section 6(a) shall occur, then such vacancy may be filled only by written consent of the other Preferred Distribution Trustee who remains in office or by a vote of the holders of the outstanding Series E Preferred Shares when they have the voting rights described above (voting together as a single class with all other classes or series of Preferred Shares of the Trust ranking on a parity with the Series E Preferred Shares upon which like voting rights have been conferred and are exercisable).
     (iii) Any Trustee elected or appointed pursuant to this Section 6(a) may be removed only by the holders of the outstanding Series E Preferred Shares and any other classes or series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Shares in the election of Trustees pursuant to this Section 6(a), and may not be removed by the holders of the Common Shares.
     (iv) Each Preferred Share Trustee will be elected by a plurality of the votes cast in the election and will be entitled to one vote on any matter. The term of any Preferred Share Trustee elected or appointed pursuant to this Section 6(a) shall be from the date of such election or appointment and their qualification until the next annual meeting of the shareholders and until their successors are duly elected and qualify, except as otherwise provided above in this Section 6(a).
     (b) So long as any Series E Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series E Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (the holders of Series E Preferred Shares voting separately as a class):
     (i) amend, alter or repeal any of the provisions of the Declaration (including these terms of the Series E Preferred Shares) or our bylaws, whether by merger, consolidation, transfer or conveyance of substantially all of our assets or otherwise, in a manner that materially and adversely affects any power, right, privilege or preference of the Series E Preferred Shares or the holders of the Series E Preferred Shares; provided, however, that any issuance of or increase in the number of Series E Preferred Shares or the amendment of, or supplement to, the provisions of the Declaration so as to authorize, create, increase or decrease the authorized amount of any shares ranking on a parity with or junior to the Series E Preferred Shares with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up, or the issuance of any such shares, shall not be deemed to materially adversely affect the powers, rights, privileges or preferences of the Series E Preferred Shares;
     (ii) effect a share exchange that affects the Series E Preferred Shares, a consolidation with or merger of the Trust into another entity, or a consolidation with or merger of another entity into the Trust, unless in each such case each Series E Preferred Share (A) shall remain outstanding without a material and adverse change to its terms and rights or (B) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, rights, powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption identical to that of the Series E Preferred Shares (except for changes that do not materially and adversely affect the holders of the Series E Preferred Shares); or
     (iii) authorize, reclassify or create, or increase the authorized or issued amount of, any class or series of Shares of the Trust ranking senior to the Series E Preferred Shares as to distributions and upon liquidation or any security convertible into or evidencing the right to purchase any class or series of such Shares.

     (c) The voting provisions set forth in clauses (a) and (b) above will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required shall be effected, (i) all outstanding Series E Preferred Shares shall have been redeemed or repurchased by the Trust or (ii) all outstanding Series E Preferred Shares shall have been called for redemption or the Trust shall have exercised its election to repurchase all outstanding Series E Preferred Shares and in either case sufficient funds shall have been deposited in trust pursuant to the provisions of the terms of the Series E Preferred Shares to effect the redemption or repurchase, as applicable.
     (d) On each matter submitted to a vote of the holders of Series E Preferred Shares or on which the holders of Series E Preferred Shares are otherwise entitled to vote as provided herein, each Series E Preferred Share shall be entitled to one vote, except that when Shares of any other class or series of Preferred Shares of the Trust have the right to vote with the Series E Preferred Shares as a single class on any matter, the Series E Preferred Shares and the Shares of each such other class or series will have one vote for each $25.00 of liquidation preference.
     7. Conversion. Series E Preferred Shares will be convertible, at the option of the Trust, into either (1) a number of Common Shares based upon the applicable Conversion Rate, or (2) an amount of cash and Common Shares, in each case on and subject to the terms and conditions set forth below in this Section 7 and in Sections 8, 9 and 10 below (such payment referred to as the “Conversion Payment”).
     (a) Holder Conversion Right.
     (i) Subject to and upon compliance with the provisions of this Section 7, a holder of any share or shares of Series E Preferred Shares shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series E Preferred Shares (the “Holder Conversion Right”), subject to the conditions described below, into a number of fully paid and non-assessable Common Shares that are issuable initially at a conversion rate of 0.4512 Common Shares per $25.00 liquidation preference of Series E Preferred Shares (subject to adjustment in accordance with the provisions of Section 8 and Section 9 hereof, the “Conversion Rate”); provided, however, that the Trust shall have the right to deliver either solely Common Shares or cash and Common Shares, if any, in accordance with the provisions of Section 7(d) and the other provisions of this Section 7. The “Conversion Price” at any time shall be equal to $25.00 divided by the Conversion Rate at such time.
     (ii) To exercise the Holder Conversion Right, a holder of Series E Preferred Shares must surrender to the Trust at its principal office or at the office of the Transfer Agent, as may be designated by the Board of Trustees, the certificate or certificates, if any, for the Series E Preferred Shares to be converted accompanied by a written notice stating that the holder of Series E Preferred Shares elects to convert all or a specified whole number of those shares pursuant to the Holder Conversion Right and specifying the name or names in which the holder wishes the certificate or certificates for the Common Shares, if any, to be issued or in which ownership of such Common Shares, if uncertificated, are to be registered (“Conversion Notice”).
     (iii) Depending upon the form of Conversion Payment elected to be delivered by the Trust pursuant to the provisions of this Section 7, the Trust will deliver Common Shares and/or cash, if any, to which a holder of Series E Preferred Shares shall be entitled pursuant to and in accordance with the provisions of this Section 7. If any Common Shares are to be delivered and (A) if Common Shares to be issued upon such conversion are certificated, the Trust shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other Person on such holder’s written order (I) certificates evidencing the number of validly issued, fully paid and non-assessable full Common Shares to which the holder of the shares of Series E Preferred Shares being converted, or the holder’s transferee, shall be entitled, and (II) if less than the full number of such Series E Preferred Shares are being converted, if the Series E Preferred Shares are certificated, a new certificate or certificates, of like tenor, for the number of Series E Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Trust shall cause the number of Series E Preferred Shares not being converted to remain registered in the name of such holder), or (B) if Common Shares to be issued upon such conversion are not certificated, (I) the Trust shall cause the number of validly issued, fully paid and non-assessable full Common Shares to which a holder of shares of Series E Preferred Shares being converted, or a holder’s transferee, shall be entitled to be registered in the name of such holder or such transferee, as applicable, and (II) if less than the full number of such Series E Preferred Shares are being converted, if the Series E Preferred Shares are certificated, a new certificate or certificates, of like tenor, for the number of Series E Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Trust shall cause the number of Series E Preferred Shares not being converted to remain registered in the name of such holder), and (C) if a fractional interest in respect of a Common Share arising upon such conversion is to be settled in cash as provided in Section 7(c)(ii) below, a check or other transfer of funds for the cash settlement amount.
     (iv) In lieu of the foregoing procedure, to the extent Series E Preferred Shares are held by DTC in global form, the beneficial owner of Series E Preferred Shares shall comply with the procedures of DTC in order to convert the owner’s beneficial interest in such Series E Preferred Shares.
     (v) Each conversion pursuant to exercise of the Holder Conversion Right shall be deemed to have been made at the close of business on the date on which the Trust has received the Conversion Notice, the surrendered certificate or certificates, if any, evidencing the Series E Preferred Shares to be converted and payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid (the “Conversion Date”) so that the rights of the holder thereof as to the Series E Preferred Shares being converted shall cease except for the right to receive the Conversion Payment and, if applicable, cash in lieu of fractional Common Shares issuable upon such conversion, and, if applicable, the Person entitled to receive Common Shares shall be treated for all purposes as having become the record holder of those Common Shares at that time.
     (vi) If the Trust elects to deliver the Conversion Payment to which a holder of Series E Preferred Shares shall be entitled solely in the form of Common Shares, then the Trust shall deliver the Common Shares in accordance with the provisions of this Section 7 as promptly as practicable after the Conversion Date and after the surrender of the certificates or certificates, if any, for the Series E Preferred Shares in accordance with Section 7(a)(ii), the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid. If the Trust elects to deliver the Conversion Payment to which a holder of Series E Preferred Shares shall be entitled in the form of cash and Common Shares, if any, then the Trust shall deliver such cash and Common Shares, if any, pursuant to the provisions of this Section 7, as applicable, as promptly as practicable following the third Trading Day after the Cash Settlement Averaging Period, and after the surrender of the certificates or certificates, if any, for the Series E Preferred Shares in accordance with Section 7(a)(ii), the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid.
     (vii) If a holder of Series E Preferred Shares has exercised its Fundamental Change Conversion Right with respect to Series E Preferred Shares, such Series E Preferred Shares may not be converted pursuant to exercise of a Holder Conversion Right unless such holder has timely submitted notice withdrawing the Series E Preferred Shares from conversion pursuant to the Fundamental Change Conversion Right pursuant to Section 10. If the Trust elected to repurchase Series E Preferred Shares subject to the exercise of a Fundamental Change Conversion Right in accordance with Section 10, such holder’s Holder Conversion Right with respect to the Series E Preferred Shares so subject to repurchase shall expire unless the Trust or the Transfer Agent has received the related Conversion Notice and the certificate or certificates, if any, for the Series E Preferred Shares, being converted (or, if applicable, the beneficial owner of such Series E Preferred Shares has complied with the procedures of DTC for the conversion of such Series E Preferred Shares) at or prior to 5:00 PM, New York City time, on the Business Day immediately preceding the Fundamental Change Conversion Date, unless the Trust defaults on the payment of the Fundamental Change Purchase Price.
     (b) Company Conversion Option.
     (i) On or after April 20, 2013, the Trust shall have the option to convert some or all of the outstanding Series E Preferred Shares into that number of Common Shares that are issuable at the then applicable Conversion Rate (the “Company Conversion Option”). The Trust may exercise the Company Conversion Option only if (A) the Closing Sale Price (as hereinafter defined) of the Common Shares equals or exceeds 150% of the then applicable Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day immediately prior to the Trust’s issuance of a press release announcing its intent to exercise the Company

Conversion Option in accordance with Section 7(b)(iii) and (B) on or prior to the effective date of the exercise of the Company Conversion Option, the Trust has either declared and paid, or declared and set apart for payment a sum sufficient to pay, any unpaid distributions that are accumulated on the Series E Preferred Shares.
     (ii) If the Trust shall convert less than all of the outstanding Series E Preferred Shares, the Transfer Agent shall select the Series E Preferred Shares to be converted by lot, on a pro rata basis or in accordance with any other method the Transfer Agent considers fair and appropriate. The Trust may convert the Series E Preferred Shares only in a whole number of shares. If a portion of a holder’s Series E Preferred Shares is selected for partial conversion by the Trust and the holder exercises the Holder Conversion Right to convert a portion of such Series E Preferred Shares, the number of Series E Preferred Shares subject to conversion by the Trust pursuant to the Company Conversion Option shall be reduced by the number of shares that the holder converted by exercising the Holder Conversion Right.
     (iii) To exercise the Company Conversion Option right set forth in this Section 7(b), the Trust shall issue a press release for publication to the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions set forth in Section 7(b)(i) shall have been satisfied, announcing the Trust’s intention to exercise the Company Conversion Option and the form of Conversion Payment. The Trust shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series E Preferred Shares (not more than four (4) Trading Days after the date of the press release) and, if required by the rules and regulations of the Securities and Exchange Commission, the Trust will file a Current Report on Form 8-K (or make such other filing on an appropriate form as may be permitted by the rules and regulations of the Securities and Exchange Commission), announcing the Trust’s intention to exercise the Company Conversion Option (the “Company Conversion Option Notice”). The effective date for any Company Conversion Option (the “Company Conversion Option Date”) shall be on the date that is selected by the Trust that is not longer than five (5) Trading Days after the date on which the Trust issues such press release. In addition to any information required by applicable law or regulation, the Company Conversion Option Notice and the press release and notice with respect to the exercise of the Company Conversion Option shall state, as appropriate: (A) the Company Conversion Option Date; (B) the form of Conversion Payment the Trust elects to deliver upon conversion (unless the Trust has irrevocably elected to waive its right to deliver the Conversion Payment solely in Common Shares as provided in Section 7(d)); (C) if known, the number of Common Shares, if any, to be issued upon conversion of each Series E Preferred Share; (D) the number of shares of Series E Preferred Shares to be converted; and (E) that distributions on the Series E Preferred Shares to be converted shall cease to accrue on the Company Conversion Option Date.
     (iv) To receive the Conversion Payment to which a holder of Series E Preferred Shares shall be entitled in the case of a Company Conversion Option, a holder of Series E Preferred Shares must surrender to the Trust at its principal office or at the office of the Transfer Agent, as may be designated by the Board of Trustees, the certificate or certificates, if any, for the Series E Preferred Shares to be converted accompanied by a written notice specifying the name or names in which the holder wishes the certificate or certificates for the Common Shares, if any, to be issued or in which ownership of such Common Shares, if uncertificated, are to be registered.
     (v) Depending upon the form of Conversion Payment elected to be delivered by the Trust pursuant to the provisions of this Section 7, the Trust will deliver Common Shares and/or cash, if any, to which a holder of Series E Preferred Shares shall be entitled pursuant to and in accordance with the provisions of this Section 7. If any Common Shares are to be delivered and (A) if Common Shares to be issued upon such conversion are certificated, (x) the Trust shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other Person on such holder’s written order (I) certificates evidencing the number of validly issued, fully paid and non-assessable full Common Shares to which a holder of shares of Series E Preferred Shares being converted, or a holder’s transferee, shall be entitled, (II) if less than the full number of such Series E Preferred Shares are being converted, if the Series E Preferred Shares are certificated, a new certificate or certificates, of like tenor, for the number of Series E Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Trust shall cause the number of Series E Preferred Shares not being converted to remain registered in the name of such holder), or (B) if Common Shares to be issued upon such conversion are not certificated, (I) the Trust shall cause the number of validly issued, fully paid and non-assessable full Common Shares to which a holder of shares of Series E Preferred Shares being converted, or a holder’s transferee, shall be entitled to be registered in the name of such holder or such transferee, as applicable, and (II) if less than the full number of such Series E Preferred Shares are being converted, if the Series E Preferred Shares are certificated, a new certificate or certificates, of like tenor, for the number of Series E Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Trust shall cause the number of Series E Preferred Shares not being converted to remain registered in the name of such holder), and (C) if a fractional interest in respect of a Common Share arising upon such conversion is to be settled in cash as provided in Section 7(c)(ii), a check or other transfer of funds for the cash settlement amount.
     (vi) In lieu of the foregoing procedure, to the extent Series E Preferred Shares are held by DTC in global form, the beneficial owner of Series E Preferred Shares shall comply with the procedures of DTC upon exercise of the Company Conversion Option in order to convert the owner’s beneficial interest in such Series E Preferred Shares.
     (vii) Each conversion pursuant to this Section 7(b) shall be deemed to have been made at the close of business on the Company Conversion Option Date so that the rights of the holder thereof as to the shares of Series E Preferred Shares being converted shall cease except for the right to receive the Conversion Payment and, if applicable, cash in lieu of fractional Common Shares issuable upon such conversion, and the Person entitled to receive Common Shares shall be treated for all purposes as having become the record holder of those Common Shares at that time.
     (viii) If the Trust elects to deliver the Conversion Payment to which a holder of Series E Preferred Shares shall be entitled solely in the form of Common Shares, then the Trust shall deliver the Common Shares in accordance with the provisions of this Section 7 procedures as promptly as practicable after the Company Conversion Option Date and after the surrender of the certificates or certificates, if any, for the Series E Preferred Shares in accordance with Section 7(b)(iv), the receipt of the notice described in Section 7(b)(iv), and payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid. If the Trust elects to deliver the Conversion Payment to which a holder of Series E Preferred Shares shall be entitled in the form of cash and Common Shares, if any, then the Trust shall deliver such cash and Common Shares, if any, pursuant to the pursuant to this Section 7 as applicable, as promptly as practicable following the third Trading Day after the Cash Settlement Averaging Period, and after the surrender of the certificates or certificates, if any, for the Series E Preferred Shares in accordance with Section 7(b)(iv), the receipt of the notice described in Section 7(b)(iv) and payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid.
     (ix) In case any Series E Preferred Share is to be converted pursuant to this Section 7(b), the holder’s right to voluntarily convert such Series E Preferred Share pursuant to exercise of the Holder Conversion Right or the Fundamental Change Conversion Right shall terminate at 5:00 p.m., New York City time, on the Business Day immediately preceding the Company Conversion Option Date.
     (c) General Provisions for Conversions.
     (i) If more than one Series E Preferred Share shall be surrendered for conversion by the same holder or subject to exercise of the Company Conversion Option at the same time, the number of full Common Shares issuable on conversion of those shares of Series E Preferred Shares shall be computed on the basis of the total number of shares of Series E Preferred Shares so surrendered.
     (ii) In connection with the conversion of any Series E Preferred Shares, the Trust may elect not to issue fractional Common Shares, in which case the Trust shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest, multiplied by the Closing Sale Price of the Common Shares on the Trading Day immediately prior to the Conversion Date or the Company Conversion Option Date, as applicable.

     (iii) In case the Conversion Notice or holder’s order pursuant to Section 7(b)(v) specifies that the Common Shares issuable upon conversion of Series E Preferred Shares are to be issued or registered in a name or names other than that of the registered holder of Series E Preferred Shares, the notice or order shall be accompanied by payment of all transfer taxes payable upon the issuance of Common Shares in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Trust shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of Series E Preferred Shares pursuant to this Section 7.
     (iv) A holder of Series E Preferred Shares is not entitled to any rights of a holder of Common Shares until that holder has converted its Series E Preferred Shares, and only to the extent such Series E Preferred Shares have been or are deemed to have been converted to Common Shares in accordance with the provisions of this Section 7.
     (v) The Trust shall, prior to issuance of any share of Series E Preferred Shares, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of beneficial interest, for the purpose of effecting the conversion of the Series E Preferred Shares pursuant to this Section 7, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion pursuant to this Section 7 of all shares of Series E Preferred Shares then outstanding into such Common Shares at any time (assuming that, at the time of the computation of such number of Common Shares, all such shares of Series E Preferred Shares would be held by a single holder). The Trust covenants that all Common Shares that may be issued upon conversion of Series E Preferred Shares shall, upon issue, be validly issued, fully paid and nonassessable and free from all liens and charges and, except as provided in Section 7(c)(iii), taxes with respect to the issue thereof and not subject to any preemptive rights. Before the delivery of any Common Shares that the Trust shall be obligated to deliver upon conversion of any shares of the Series E Preferred Shares, the Trust shall comply with all federal and state laws and regulations applicable to such conversion.
     (d) Payment Upon Conversion
     (i) Upon conversion pursuant to and in accordance with the provisions of this Section 7 (whether upon exercise of a Company Conversion Option or exercise of a Holder Conversion Right), the Trust shall deliver, at the option of the Board of Trustees, either (1) a number of Common Shares based upon the applicable Conversion Rate, or (2) an amount of cash and common shares as follows:
—	cash in an amount equal to the lesser of (a) the Conversion Value and (b) the $25.00 liquidation preference, and

—	if the Conversion Value is greater than the $25.00 liquidation preference, a number of Common Shares equal to the difference between the Conversion Value and the $25.00 liquidation preference, divided by the average of the Closing Sale Price of the Common Shares during the Cash Settlement Averaging Period.
     (ii) At any time, the Board of Trustees may irrevocably waive, in its sole discretion, by notice to the holders of the Series E Preferred Shares, the Trust’s right to satisfy its conversion obligation by payment solely in Common Shares pursuant to clause (1) of Section 7(d)(i) above. The Trust shall not be permitted to elect the payment option in clause (1) of Section 7(d)(i) above if the Trust has elected to waive its right to do so. If the Trust has irrevocably waived such right, then the Trust shall give notice of such waiver by mail or publication (with subsequent prompt notice by mail) to holders of Series E Preferred Shares, and such waiver shall be effective as of the date specified in such notice, or if no date is specified, then as of the date of such notice.
     (iii) If the Trust shall exercise the Company Conversion Option, then the press release and the Company Option Conversion Notice pursuant to Section 7(b)(iii) will state the form of Conversion Payment the Trust elects to deliver upon conversion (unless the Trust has irrevocably elected to waive its right to deliver the Conversion Payment solely in Common Shares as provided in clause (1) of Section 7(d)(i)); and

such payment election shall apply to all such Series E Preferred Shares to be converted pursuant to the such Company Conversion Option.
     (iv) If the Trust receives a Conversion Notice from a holder of Series E Preferred Shares in accordance with Section 7(a)(ii), then the Trust shall notify the relevant holders of Series E Preferred Shares within two (2) scheduled Trading Days following the Conversion Date of the form of Conversion Payment the Trust elects to deliver upon conversion (unless the Trust has irrevocably elected to waive its right to deliver the Conversion Payment solely in Common Shares as provided in clause (1) of Section 7(d)(i) above). All holders of Series E Preferred Shares converting on the same Trading Day pursuant to a Holder Conversion Right will be treated in the same manner. The Trust shall not have any obligation to satisfy its conversion obligation arising on different Trading Days in the same manner. For the avoidance of doubt, the Trust may elect to choose on one Trading Day to deliver the Conversion Payment solely in the form of Common Shares pursuant to clause (1) of Section 7(d)(i) above, and to choose on another Trading Day to settle in cash and/or common shares pursuant to clause (2) of Section 7(d)(i) above.
     (e) Payment of Distributions upon Conversion.
(i)	Holder Conversion Right.

(A)	If a holder of Series E Preferred Shares exercises its Holder Conversion Right, upon delivery of the Series E Preferred Shares for conversion, those Series E Preferred Shares shall cease to cumulate distributions as of the close of business on the Conversion Date and the holder shall not receive any cash payment representing accrued and unpaid distributions on the Series E Preferred Shares delivered for conversion, except in those limited circumstances discussed in this Section 7(e)(i). Except as provided herein, the Trust shall make no payment for accrued and unpaid distributions, whether or not in arrears, on Series E Preferred Shares converted at a holder’s election pursuant to a Holder Conversion Right, or for distributions on Common Shares issued upon such conversion.

(B)	If the Trust receives a Conversion Notice before the close of business on a Distribution Record Date, the holder shall not be entitled to receive any portion of the distribution payable on such converted Series E Preferred Shares on the corresponding Distribution Payment Date.

(C)	If the Trust receives a Conversion Notice after the Distribution Record Date but prior to the corresponding Distribution Payment Date, the holder of Series E Preferred Shares on the Distribution Record Date shall receive on that Distribution Payment Date accrued distributions on those Series E Preferred Shares, notwithstanding the conversion of those Series E Preferred Shares prior to that Distribution Payment Date. However, at the time that such holder surrenders the Series E Preferred Shares for conversion, the holder shall pay to the Trust an amount equal to the distribution that has accrued and that shall be paid on the related Distribution Payment Date.

(D)	A holder of Series E Preferred Shares on a Distribution Record Date who exercises its Holder Conversion Right and converts such Series E Preferred Shares into Common Shares on or after the corresponding Distribution Payment Date shall be entitled to receive the distribution payable on such Series E Preferred Shares on such Distribution Payment Date, and the converting holder need not include payment of the amount of such distribution upon surrender for conversion of such Series E Preferred Shares.

(ii)	Company Conversion Option.

(A)	If the Trust exercises the Company Conversion Option, whether the Company Conversion Option Date is prior to, on or after the Distribution Record Date for the current period, all unpaid distributions which are in arrears as of the Company Conversion Option Date shall be payable to the holder of the Series E Preferred Shares with respect to which the Company Conversion Option has been exercised.

(B)	If the Trust exercises the Company Conversion Option and the Company Conversion Option Date is a date that is after the close of business on a Distribution Payment Date and prior to the close of business on the next Distribution Record Date, the holder of Series E Preferred Shares with respect to which the Company Conversion Option has been exercised shall not be entitled to receive any portion of the distribution for such period on such converted Series E Preferred Shares on the corresponding Distribution Payment Date.

(C)	If the Trust exercises the Company Conversion Option and the Company Conversion Option Date is a date and time that is on or after the close of business on any Distribution Record Date and prior to the close of business on the corresponding Distribution Payment Date, all distributions, including accrued and unpaid distributions, whether or not in arrears, with respect to the Series E Preferred Shares called for conversion on such date, shall be payable on such Distribution Payment Date to the record holder of Series E Preferred Shares if the record holder of such shares is the record holder of such Shares on such Distribution Record Date.
     (iii) Fundamental Change Conversion Right. The provisions set forth above in this Section 7(e) shall not apply to Series E Preferred Shares which are converted into Common Shares pursuant to the Fundamental Change Conversion Right or which are repurchased by the Trust in lieu of such conversion pursuant to Section 10 below.
     8. Adjustments to Conversion Rate
     (a) The Conversion Rate shall be adjusted from time to time by the Trust as follows:
     (i) If the Trust issues Common Shares as a distribution on Common Shares to all holders of Common Shares, or if the Trust effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:
CR1 = CRO x OS1/OSO
where,

CRO	=	the Conversion Rate in effect immediately prior to the ex-dividend date for such distribution, or the effective date of such share split or share combination
CR1	=	the Conversion Rate in effect immediately on and after the ex-dividend date for such distribution, or the effective date of such share split or share combination
OSO	=	the number of Common Shares outstanding immediately prior to such distribution, or the effective date of such share split or share combination
OS1	=	the number of Common Shares outstanding immediately after such distribution, or the effective date of such share split or share combination.
     Any adjustment made pursuant to this paragraph (i) shall become effective at the open of business on (x) the ex-dividend date for such distribution or (y) the date on which such split or combination becomes effective, as applicable. If any distribution described in this paragraph (i) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such distribution had not been declared.
     (ii) If the Trust distributes to all holders of Common Shares any rights, warrants or options entitling them, for a period expiring not more than 45 days after the date of issuance of such rights, warrants or options, to subscribe for or purchase Common Shares at a price per share that is less than the Closing Sale Price per Common Share on the Business Day immediately preceding the time of announcement of such distribution, the Trust shall adjust the Conversion Rate based on the following formula:

CR1 = CRO x (OSO+X)/(OS0+Y)
where,

CRO	=	the Conversion Rate in effect immediately prior the ex-dividend date for such distribution
CR1	=	the Conversion Rate in effect immediately on and after the ex-dividend date for such distribution
OSO	=	the number of Common Shares outstanding immediately prior to the ex-dividend date for such distribution
X	=	the total number of Common Shares issuable pursuant to such rights, warrants or options
Y	=	the number of Common Shares equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants or options and (B) the average of the Closing Sale Prices of Common Shares for the 10 consecutive Trading Days ending on the Business Day immediately preceding the date of announcement for the issuance of such rights, warrants or options
     For purposes of this paragraph (ii), in determining whether any rights, warrants or options entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than the applicable Closing Sale Price per Common Share, and in determining the aggregate exercise or conversion price payable for such Common Shares, there shall be taken into account any consideration the Trust receives for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Trustees. If any right, warrant or option described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the Trust shall adjust the new Conversion Rate to the Conversion Rate that would then be in effect if such right, warrant or option had not been so issued.
     (iii) If the Trust distributes Shares of the Trust, evidence of indebtedness or other assets or property to all holders of Common Shares, excluding (A) distributions, rights, warrants or options referred to in paragraph (i) or (ii) above; (B) distributions paid exclusively in cash; and (C) spin-offs, as described below in this paragraph (iii) (collectively, subject to such exclusions, “Distributed Assets”) then the Trust shall adjust the Conversion Rate based on the following formula:
CR1 = CRO x SPO/(SPO-FMV)
where,

CRO	=	the Conversion Rate in effect immediately prior to the ex-dividend date for such distribution
CR1	=	the Conversion Rate in effect immediately on and after the ex-dividend date for such distribution
SPO	=	the average of the Closing Sale Price per Common Share for the 10 consecutive Trading Days ending on the Business Day immediately preceding the ex-dividend date for such distribution
FMV	=	the fair market value (as determined in good faith by the Board of Trustees) of the Shares of the Trust, evidences of indebtedness, assets or property distributed with respect to each outstanding Common Share on the earlier of the record date or the ex-dividend date for such distribution
               Notwithstanding the foregoing, the Trust shall not adjust the Conversion Rate pursuant to this paragraph for distributions of rights, warrants or options, if adequate provision shall be made (as determined in good faith by the Board of Trustees) so that the holder of each Series E Preferred Share shall have the right to receive on the date, if any, on which such Series E Preferred Share is converted into Common Shares, the amount of such Distributed Assets such holder of such Series E Preferred Share would have received had such holder of such Series E Preferred Share owned a number of Common Shares equal to the Conversion Rate on the record date for such distribution.
               An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph shall become effective on the ex-dividend date for such distribution.

               If the Trust distributes to all holders of Common Shares, Shares of any class or series, or similar equity interest, of or relating to one of the Trust’s subsidiaries or other business units (a “spin-off”) the Conversion Rate in effect immediately before the 10th Trading Day from and including the effective date of the spin-off shall be adjusted based on the following formula:
CR1 = CRO x (FMVO + MPO)/MPO
where,

CRO	=	the Conversion Rate in effect immediately prior to the 10th Trading Day immediately following, and including, the effective date of the spin-off
CR1	=	the Conversion Rate in effect immediately on and after the 10th Trading Day immediately following, and including, the effective date of the spin-off
FMVO	=	the average of the Closing Sale Prices of the capital shares or similar equity interest distributed to holders of Common Shares applicable to one Common Share over the first 10 consecutive Trading Days after the effective date of the spin-off
MPO	=	the average of the Closing Sale Prices of Common Shares over the first 10 consecutive Trading Days after the effective date of the spin-off.
               An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph shall occur on the 10th Trading Day from and including the effective date of the spin-off; provided that in respect of any conversion within the 10 Trading Days following the effective date of any spin-off, references within this paragraph (iii) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such spin-off and the Conversion Date in determining the applicable Conversion Rate.
               If any such distribution described in this paragraph (iii) is declared but not paid or made, the new Conversion Rate shall be re-adjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared.
     (iv) If the Trust makes any cash distribution to all holders of outstanding Common Shares (excluding any distribution in connection with the Trust’s liquidation, dissolution or winding up) during any of its quarterly fiscal periods in an aggregate amount that, together with other cash distributions made during such quarterly fiscal period, exceeds the product of $0.84 (subject to adjustment) (the “Reference Distribution”), multiplied by the number of Common Shares outstanding on the record date for such distribution, the Conversion Rate shall be adjusted based on the following formula:
CR1 = CRO x SPO/(SPO - C)
where

CRO	=	the Conversion Rate in effect immediately prior to the ex-dividend date for such distribution
CR1	=	the Conversion Rate in effect immediately after the ex-dividend date for such distribution
SPO	=	the average of the Closing Sale Prices of Common Shares for the 10 consecutive Trading Days ending on the Business Day immediately preceding the earlier of the record date or the day prior to the ex-dividend date for such distribution
C	=	the amount in cash per share that the Trust distributes to holders of Common Shares that exceeds the Reference Distribution provided that if “C” with respect to any such cash distribution is equal to or greater than “SP0” with respect to any such cash distribution, then in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series E Preferred Shares shall have the right to receive on the date such cash is distributed to holders of Common Shares, for each Series E Preferred Share, the amount of cash such holder of Series E Preferred Shares would have received had such holder of Series E Preferred Shares owned a number of Common Shares equal to a fraction the numerator of which is the product of the Conversion Rate in effect on the ex-dividend date for such distribution, and the aggregate principal amount of Series E Preferred Shares held by such holder and the denominator of which is twenty-five ($25.00).
               An adjustment to the Conversion Rate made pursuant to this paragraph (iv) shall become effective on the ex-dividend date for such distribution. If any distribution described in this paragraph (iv) is declared but not so paid or made, the new Conversion Rate shall be re-adjusted to the Conversion Rate that would then be in effect if such distribution had not been declared.
               The Reference Distribution amount is subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate; provided that no adjustment shall be made to the Reference Distribution amount for any adjustment made to the Conversion Rate under this paragraph (iv).
               Notwithstanding the foregoing, if an adjustment is required to be made under this paragraph (iv) as a result of a distribution that is not a quarterly distribution, the Reference Distribution amount shall be deemed to be zero.
     (v) If the Trust or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Shares to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the Closing Sale Price per Common Share on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the Conversion Rate shall be adjusted based on the following formula:
CR1 = CRO x (AC + (SP1 x OS1))/(OSO x SP1)
where,

CRO	=	the Conversion Rate in effect on the day immediately following the date such tender or exchange offer expires
CR1	=	the Conversion Rate in effect on the second day immediately following the date such tender or exchange offer expires
AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Trustees) paid or payable for Common Shares purchased in such tender or exchange offer
OSO	=	the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires
OS1	=	the number of Common Shares after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)
SP1	=	the Closing Sale Price per Common Share for the Trading Day immediately following the date such tender or exchange offer expires
     If, however, the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made.
     Any adjustment to the Conversion Rate made pursuant to this paragraph (v) shall become effective on the second day immediately following the date such tender offer or exchange offer expires. If the Trust or one of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Trust shall re-adjust the new Conversion Rate to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.
     (b) If the Trust has in effect a rights plan while any Series E Preferred Shares remain outstanding, holders of Series E Preferred Shares shall receive, upon a conversion of such shares in respect of which the Trust has elected to deliver Common Shares, in addition to such Common Shares, rights under the Trust’s shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Shares. If the rights provided for in any rights plan that the Board of Trustees may adopt have separated from the Common Shares in accordance with the provisions of the applicable shareholder rights agreement so that holders of Series E Preferred Shares would not be entitled to receive any rights in respect of Common Shares that the Trust elects to deliver upon conversion of Series E Preferred Shares, the Trust shall adjust the Conversion Rate at the time of separation as if the Trust had distributed to all holders of the Trust’s shares, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.
     (c) Notwithstanding the foregoing, in no event shall the Conversion Price be reduced below $0.01, subject to adjustment for share splits and combinations and similar events.
     (d) The Trust shall not make any adjustment to the Conversion Rate if holders of Series E Preferred Shares are permitted to participate, on an as-converted basis, in the transactions described in paragraphs (i) through (vi) above.
     (e) The Conversion Rate shall not be adjusted except as specifically set forth in this Section 8. Without limiting the foregoing, the Conversion Rate shall not be adjusted for (A) the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of distributions or interest payable on the Trust’s securities and the investment of additional optional amounts in Common Shares under any plan; (B) the issuance of any Common Shares or options or rights to purchase such shares pursuant to any of the Trust’s present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement; (C) the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date Series E Preferred Shares were first issued; (D) a change in the par value of Common Shares; (E) accumulated and unpaid distributions; and (F) the issuance of Common Shares or the payment of cash upon redemption thereof.
     (f) No adjustment in the Conversion Rate shall be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate. If the adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then the adjustment that is not made shall be carried forward and taken into account in any future adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2008, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment. All required calculations shall be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the Series E Preferred Shares are called for redemption, all adjustments not previously made shall be made on the applicable redemption date.
     (g) Except as described in this Section 8, the Trust shall not adjust the Conversion Rate for any issuance of Common Shares or any securities convertible into or exchangeable or exercisable for Common Shares or rights to purchase Common Shares or such convertible, exchangeable or exercisable securities.
     (h) To the extent permitted by law and the continued listing requirements of the NYSE or any other securities exchange on which Common Shares may then be listed, the Board of Trustees may, from time to time, increase the Conversion Rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and the Board of Trustees determines that the increase is in the Trust’s best interests. Any such determination by the Board of Trustees shall be conclusive. The Trust shall mail a notice of the increase to holders of Series E Preferred Shares at least 15 days before the day the increase commences.
     (i) The Board of Trustees may from time to time make such additional increases in the Conversion Rate, in addition to those otherwise required or permitted by this Section 8, if the Board determines that it is advisable, in order that any distribution of Common Shares or other capital shares, any subdivision, reclassification or combination of Common Shares or other capital shares, or any issuance of options, warrants or other rights to acquire Common Shares or other capital shares, or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of such Common Shares, capital shares, options, warrants or other right for United States federal income tax purposes or to diminish any such tax. The Trust shall mail a notice of the increase to holders of Series E Preferred Shares at least 15 days before the day the increase commences.
     (j) The following provisions shall apply if a Business Combination shall occur a result of which the holders of Common Shares are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Shares:

     (i) The Trust or the successor or purchasing Person, as the case may be, shall provide that each holder of Series E Preferred Shares shall be entitled thereafter to convert such Series E Preferred Shares into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which such holder of Series E Preferred Shares would have owned or been entitled to receive upon such Business Combination as if such holder of Series E Preferred Shares held a number of Common Shares equal to the Conversion Rate as of the effective date for such Business Combination, multiplied by the number of shares of Series E Preferred Shares held by such holder; provided that with respect to a Business Combination that also constitutes a Fundamental Change, such holder of Series E Preferred Shares shall not be entitled to receive the Make-Whole Premium if such holder does not convert its Series E Preferred Shares in connection with the relevant Fundamental Change pursuant to Section 10(a). In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in such Business Combination, the Trust shall make adequate provision whereby the holders of Series E Preferred Shares shall have a reasonable opportunity to determine the form of consideration into which all of the Series E Preferred Shares, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the holders of Series E Preferred Shares who participate in such determination, shall be subject to any limitations to which all of the holders of Common Shares are subject (such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination), and shall be conducted in such a manner as to be completed by the date which is the earlier of (A) the deadline for elections to be made by holders of Common Shares, or (B) two Trading Days prior to the anticipated effective date of the Business Combination.
     (ii) The Trust shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the holders of Series E Preferred Shares (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the Transfer Agent. If the effective date of a Business Combination is delayed beyond the initially anticipated effective date, holders of Series E Preferred Shares shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date.
     (iii) If this Section 8(j) applies to any event or occurrence that would otherwise result in an adjustment to the Conversion Rate pursuant to this Section 8, such adjustment shall not occur or apply.
     (iv) The above provisions of this Section 8(j) shall similarly apply to successive Business Combinations. The Trust shall not become a party to any Business Combination to which this Section 8(j) is applicable unless its terms are consistent in all material respects with the provisions of this Section 8(j).
     (v) None of the provisions of this Section 8(j) shall affect the right of a holder of Series E Preferred Shares to convert its shares of Series E Preferred Shares into Common Shares prior to the effective date of a Business Combination.
     (k) Whenever an adjustment in the Conversion Rate with respect to the Series E Preferred Shares is required:
     (i) the Trust shall forthwith place on file with the Transfer Agent a certificate of its chief financial officer (or such person having similar responsibilities of the Trust), stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and
     (ii) a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Trust to each holder of Series E Preferred Shares. Any such notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, and any failure to give such notice or any defect therein shall not affect the legality or validity of any such adjustment.
     (l) In case:

     (i) the Trust shall declare a distribution on its Common Shares that would require an adjustment in the Conversion Rate pursuant to Section 8(a); or
     (ii) the Trust shall authorize the granting to the holders of all or substantially all of the Common Shares of rights, warrants or options to subscribe for or purchase any share of any class or series of beneficial interest of the Trust or any other rights, warrants or options of the Trust; or
     (iii) of any reclassification or reorganization of the Common Shares (other than a subdivision or combination of the outstanding Common Shares, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Trust is a party and for which approval of any shareholders of the Trust is required, or of the sale or transfer of all or substantially all of the assets of the Trust; or
     (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Trust;
the Trust shall cause to be mailed to each holder of Series E Convertible Shares at its address appearing in the records of the Trust, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such, distribution or grant, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such, distribution or grant are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. In the event any of the foregoing events described in clause (i) through (iv) above is a Make-Whole Fundamental Change, this notice pursuant to this Section 8(l) may be combined with the notice to be provided pursuant to Section 9(c) below. Failure to give a notice pursuant to this Section 8(l), or any defect therein, shall not affect the legality or validity of such dividend, distribution, grant, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.
     9. Adjustment to Conversion Rate Upon a Fundamental Change
     (a) If and only to the extent a holder of Series E Preferred Shares elects to convert its Series E Preferred Shares pursuant to Section 8(a) in connection with a Make-Whole Fundamental Change, the Trust shall increase the Conversion Rate applicable to the shares of Series E Preferred Shares surrendered for conversion by a number of additional shares (the “Make-Whole Premium”), if any, as set forth in this Section 9. A conversion shall be deemed for the purposes of this Section 9(a) to be “in connection with” a Fundamental Change if the applicable Conversion Notice is received by the Transfer Agent from and including the Effective Date of such Fundamental Change up to and including the Fundamental Change Conversion Date for that Fundamental Change. If a holder elects to convert Series E Preferred Shares in connection with a Fundamental Change, but such Fundamental Change is not consummated, then such holder shall not be entitled to the increased Conversion Rate referred to above in connection with the conversion.
The Make-Whole Premium per $25.00 of liquidation preference, if any, shall be determined by reference to the table below, based on the Effective Date of such Fundamental Change and the Applicable Price for such Fundamental Change. If an event occurs that requires an adjustment to the Conversion Rate as described in Section 8, each Applicable Price set forth in the first column of the table below shall be adjusted, concurrently with such adjustment in the Conversion Rate, multiplying the Applicable Price in effect immediately before the adjustment by a fraction, the numerator of which is the Conversion Rate in effect immediately before the adjustment, and the denominator of which is the adjusted Conversion Rate. In addition, but without duplication of the adjustment pursuant to the preceding sentence, if an event occurs that requires an adjustment to the Conversion Rate as described in Section 8, each applicable number of additional shares set forth in the table below shall be adjusted concurrently and in the same manner in which the Conversion Rate is adjusted as described in Section 8.

Number of Additional Shares
(per $25.00 liquidation preference of Series E Preferred Shares)

	Applicable Price
Effective Date	$48.18	$55.00	$65.00	$75.00	$85.00	$95.00	$105.00	$115.00	$125.00
April 2, 2008	0.0676	0.0598	0.0414	0.0303	0.0234	0.0186	0.0152	0.0126	0.0106
April 15, 2008	0.0676	0.0598	0.0414	0.0303	0.0234	0.0186	0.0152	0.0126	0.0106
April 15, 2009	0.0676	0.0563	0.0378	0.0269	0.0203	0.0159	0.0129	0.0107	0.0090
April 15, 2010	0.0676	0.0525	0.0333	0.0226	0.0164	0.0126	0.0101	0.0083	0.0070
April 15, 2011	0.0676	0.0484	0.0279	0.0172	0.0115	0.0084	0.0066	0.0054	0.0046
April 15, 2012	0.0676	0.0441	0.0206	0.0093	0.0047	0.0030	0.0023	0.0019	0.0017
April 15, 2013	0.0676	0.0447	0.0156	0.0001	0.0000	0.0000	0.0000	0.0000	0.0000
April 15, 2014	0.0676	0.0475	0.0180	0.0026	0.0000	0.0000	0.0000	0.0000	0.0000
April 15, 2015	0.0676	0.0516	0.0225	0.0041	0.0000	0.0000	0.0000	0.0000	0.0000
April 15, 2016	0.0676	0.0522	0.0251	0.0079	0.0000	0.0000	0.0000	0.0000	0.0000
April 15, 2017	0.0676	0.0518	0.0246	0.0078	0.0000	0.0000	0.0000	0.0000	0.0000
April 15, 2018	0.0676	0.0459	0.0175	0.0020	0.0000	0.0000	0.0000	0.0000	0.0000
     (b) The exact Applicable Price and Effective Date may not be as set forth in the table above, in which case:
     (i) if the actual Applicable Price is between two Applicable Price listed in the table above, or the actual Effective Date is between two dates listed in the table above, the Trust shall determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;
     (ii) if the actual Applicable Price is greater than $125.00 per share (subject to adjustment as provided below, the “Cap Price”), no Make-Whole Premium shall be issuable and the Conversion Rate shall not increase in connection with a Fundamental Change; and
     (iii) if the actual Applicable Price is less than $48.18 per share (subject to adjustment as provided below, the “Floor Price”), no Make-Whole Premium shall be issuable and the Conversion Rate shall not increase in connection with a Fundamental Change.
In no event shall a Make-Whole Premium be issuable if, after giving effect thereto, the Conversion Rate would exceed 0.5188 (the “Cap Conversion Rate”). If an event occurs that requires an adjustment to the Conversion Rate as described in Section 8, each of the Cap Price, the Floor Price and the Cap Conversion Rate shall be adjusted concurrently and in the same manner in which the Conversion Rate is adjusted as described in Section 8.
     (c) The Trust shall mail to holders of Series E Preferred Shares notice of, or publicly announce (with subsequent prompt notice by mail), the anticipated effective date of any proposed Make-Whole Fundamental Change at least 15 days before the anticipated Effective Date of such Make-Whole Fundamental Change. In addition, no later than the third Business Day after the completion of such Make-Whole Fundamental Change, the Trust shall publicly announce such completion.
     10. Fundamental Change Conversion Right and Repurchase Right.
     (a) Subject to and upon compliance with the provisions of this Section 10, in the event a Fundamental Change occurs, when the Applicable Price is less than $48.18 per share, then a holder of any Series E Preferred Shares shall have the right, at its option and in addition to its Holder Conversion Right, to convert all or any portion of such holder’s outstanding Series E Preferred Shares (the “Fundamental Change Conversion Right”) on the applicable Fundamental Change Conversion Date into the number of fully paid and non-assessable Common Shares per $25.00 liquidation preference of Series E Preferred Shares equal to such liquidation preference plus accrued and unpaid distributions to but not including such Fundamental Change Conversion Date divided by 98% of the Market Price of

Common Shares (such rate of conversion being the “Fundamental Change Conversion Rate”). The Fundamental Change Conversion Right shall be exercisable as provided below in this Section 10.
     (b) If the Fundamental Change Conversion Right has been exercised with respect to Series E Preferred Shares, the Trust shall have the right (the “Repurchase Right”), at its election and in lieu of such conversion, to repurchase some or all of such Series E Preferred Shares for a repurchase price per share equal to the $25.00 liquidation preference of such Series E Preferred Share plus accrued and unpaid distributions to, but not including, such Fundamental Change Conversion Date (the “Fundamental Change Repurchase Price”); provided that if the relevant Fundamental Change Conversion Date is on a date that is after a Distribution Record Date and on or prior to the corresponding Distribution Payment Date, the Trust shall pay such distributions to the holder of record on the corresponding Distribution Record Date, and the Fundamental Change Repurchase Price per Series E Preferred Share shall be equal to the $25.00 liquidation preference of such Series E Preferred Share. The Repurchase Right shall be exercisable by notice from the Trust to holders of Series E Preferred Shares and to the Transfer Agent given not later than the time and in the manner provided in Section 10(e) and may be incorporated as a part of the notice delivered pursuant to such Section.
     (c) In the event the Trust exercises the Repurchase Right with respect to Series E Preferred Shares that would otherwise be converted into Common Shares on a Fundamental Change Conversion Date, such Series E Preferred Shares shall not be converted into Common Shares, and the holder of such Series E Preferred Shares shall be entitled to receive the applicable Fundamental Change Repurchase Price in cash as provided in this Section 10.
     (d) Notwithstanding the provisions of Section 10(a), but subject to the next sentence, the aggregate number of Common Shares issuable in connection with the exercise of the Fundamental Change Conversion Right may not exceed 2,223,804 shares (if 3,000,000 Series E Preferred Shares are issued under these Articles Supplementary), or 2,557,375 shares (if more than 3,000,000 Series E Preferred Shares are issued under these Articles Supplementary), or such other number of Common Shares as shall then be authorized and available for issuance. If the number of Common Shares issuable upon such conversion would exceed the foregoing amounts or such other number of Common Shares as shall then be authorized and available for issuance, the Trust shall have the option to satisfy the remainder of such conversion in Common Shares that are authorized for issuance in the future. The Trust shall use its best efforts to have any such additional number of Common Shares authorized for issuance within 180 days of the Fundamental Change Conversion Date.
     (e) Within 15 days after the occurrence of a Fundamental Change, the Trust shall mail to the Transfer Agent and all holders of Series E Preferred Shares, and to beneficial owners as required by applicable law, a notice regarding the Fundamental Change and of the resulting Repurchase Right. The notice shall state, among other things:
     (i) the events constituting the Fundamental Change;
     (ii) the Effective Date of the Fundamental Change;
     (iii) the last date on which a holder of Series E Preferred Shares may exercise the Fundamental Change Conversion Right;
     (iv) to the extent applicable, the Fundamental Change Conversion Rate and the Fundamental Change Conversion Price;
     (v) whether the Trust has exercised the Repurchase Right with respect to some or all of Series E Preferred Shares as to which the Fundamental Change Conversion Right may be exercised and, if less than all of such Series E Preferred Shares, specifying the percentage which the Trust has elected to repurchase;
     (vi) unless the Trust has exercised the Repurchase Right with respect to all Series E Preferred Shares as to which the Fundamental Change Conversion Right applies, the method of calculating the Market Price of Common Shares;
     (vii) the Fundamental Change Conversion Date;

     (viii) the name and address of the applicable Transfer Agent;
     (ix) the Conversion Rate and any adjustments to the Conversion Rate that will result from the Fundamental Change;
     (x) that Series E Preferred Shares with respect to which the Fundamental Change Conversion Right has been exercised may be converted at the applicable Conversion Rate, if otherwise convertible, only if a notice of the exercise of the Fundamental Change Conversion Right has been properly withdrawn;
     (xi) that the holder of Series E Preferred Shares shall have the right to withdraw notice of the exercise of the Fundamental Change Conversion Right as to any Series E Preferred Shares prior to the close of business on the Business Day immediately preceding the Fundamental Change Conversion Date (or any such time as may be required by applicable law);
     (xii) the CUSIP number or numbers assigned to the Series E Preferred Shares (if then generally in use);
     (xiii) briefly, the other conversion rights of the Series E Preferred Shares and whether, at the time of such notice, the Series E Preferred Shares are eligible for conversion thereunder; and
     (xiv) the procedures that holders must follow to exercise of the Fundamental Change Conversion Right.
The Trust shall issue a press release for publication to the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the Trust provides such notice to the holders of Series E Preferred Shares. No failure of the Trust to give the foregoing notices and no defect therein shall limit the conversion rights of holders of Series E Preferred Shares or affect the validity of the proceedings for conversion or repurchase of the Series E Preferred Shares pursuant to this Section 10.
     (f) In order to exercise the Fundamental Change Conversion Right a holder of Series E Preferred Shares must surrender to the Trust at its principal office or at the office of the Transfer Agent, as may be designated by the Board of Trustees, on or before the close of business on the Fundamental Change Conversion Date, the certificate or certificates, if any, for the Series E Preferred Shares to be converted accompanied by a written notice specifying the name or names in which the holder wishes the certificate or certificates for the Common Shares, if any, to be issued or in which ownership of such Common Shares, if uncertificated, are to be registered, and stating:
     (i) the relevant Fundamental Change Conversion Date;
     (ii) that the holder of Series E Preferred Shares elects to convert all or a specified whole number of those shares pursuant to the Fundamental Change Conversion Right; and
     (iii) that the Series E Preferred Shares are to be converted pursuant to the Fundamental Change Conversion Right provisions of Series E Preferred Shares.
In lieu of the foregoing procedure, to the extent Series E Preferred Shares are held by DTC in global form, the beneficial owner of Series E Preferred Shares shall comply with the procedures of DTC in order to convert the owner’s beneficial interest in such Series E Preferred Shares pursuant to the Fundamental Change Conversion Right on or before the close of business on the Fundamental Change Conversion Date.
     (g) A holder may withdraw any notice of its exercise of its Fundamental Change Conversion Right (in whole or in part) by delivering to the Transfer Agent a written notice of withdrawal prior to the close of business on the Business Day immediately preceding the Fundamental Change Conversion Date. The notice shall identify the name of the holder, indicate that the holder is withdrawing its election to exercise its Fundamental Change Conversion Right and must state:
     (i) the number of Series E Preferred Shares being withdrawn;
     (ii) if certificated shares have been issued, the certificate numbers of the Series E Preferred Shares being withdrawn; and
     (iii) the number, if any, of the Series E Preferred Shares that remain subject to the conversion notice.
In lieu of the foregoing procedure, to the extent Series E Preferred Shares are held by DTC in global form, the beneficial owner of Series E Preferred Shares shall comply with the procedures of DTC in order to withdraw notice of exercise of its Fundamental Change Conversion Right with respect to such owner’s beneficial interest in such Series E Preferred Shares on or before the close of business on the Business Day immediately preceding the Fundamental Change Conversion Date.
     (h) As promptly as practicable following the Fundamental Change Conversion Date and the surrender of the certificate or certificates, if any, for Series E Preferred Shares to be converted on such date pursuant to the Fundamental Change Conversion Right and receipt of the notice in accordance with Section 10(f), and, if Common Shares to be issued upon conversion of such Series E Preferred Shares are to be registered in a name other than the name of the holder of such Series E Preferred Shares payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid, unless the Trust shall have exercised the Repurchase Right with respect to such Series E Preferred Shares, (i) if Common Shares to be issued upon such conversion are certificated, the Trust shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other Person on such holder’s written order (A) certificates evidencing the number of validly issued, fully paid and non-assessable full Common Shares to which the holder of the shares of Series E Preferred Shares being converted, or the holder’s transferee, shall be entitled, and (B) if less than the full number of such Series E Preferred Shares are being converted, if the Series E Preferred Shares are certificated, a new certificate or certificates, of like tenor, for the number of Series E Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Trust shall cause the number of Series E Preferred Shares not being converted to remain registered in the name of such holder), or (ii) if Common Shares to be issued upon such conversion are not certificated, (A) the Trust shall cause the number of validly issued, fully paid and non-assessable full Common Shares to which a holder of shares of Series E Preferred Shares being converted, or a holder’s transferee, shall be entitled to be registered in the name of such holder or such transferee, as applicable, and (B) if less than the full number of such Series E Preferred Shares are being converted, if the Series E Preferred Shares are certificated, a new certificate or certificates, of like tenor, for the number of Series E Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Trust shall cause the number of Series E Preferred Shares not being converted to remain registered in the name of such holder), and (C) if a fractional interest in respect of a Common Share arising upon such conversion is to be settled in cash as provided in Section 10(l), a check or other transfer of funds for the cash settlement amount.
     (i) A conversion of Series E Preferred Shares pursuant to the Fundamental Change Conversion Right which has been properly exercised and for which the notice of exercise has not been withdrawn shall be deemed to have been made at the close of business on the Fundamental Change Conversion Date, unless the Repurchase Right has been exercised with respect to such Series E Preferred Shares, and at such time the rights of the holder thereof as to the Series E Preferred Shares being converted shall cease except for the right to receive Common Shares and, if applicable, cash in lieu of fractional Common Shares issuable upon such conversion, and the Person entitled to receive Common Shares shall be treated for all purposes as having become the record holder of those Common Shares at that time.
     (j) If the Trust elected to repurchase Series E Preferred Shares subject to the exercise of a Fundamental Change Conversion Right, the Fundamental Change Conversion Right of the holder of such Series E Preferred Shares shall automatically not be exercisable, but the holder shall be entitled to receive the Fundamental Change Repurchase Price as provided below in this Section 10.

     (k) The holder of any Series E Preferred Share which the Trust has elected to repurchase pursuant to the Repurchase Right and as to which the notice of exercise of the Fundamental Change Conversion right has not been properly withdrawn shall be entitled to payment of the Fundamental Change Repurchase Price from the Trust promptly following the later of (i) the Fundamental Change Conversion Date with respect to such Series E Preferred Shares and (ii) the time of book-entry transfer or delivery of such Series E Preferred Shares to the Transfer Agent. If the Transfer Agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series E Preferred Shares on the Business Day following the Fundamental Change Conversion Date, then:
     (i) the Series E Preferred Shares shall cease to be outstanding and distributions shall cease to accrue (whether or not book-entry transfer of the Series E Preferred Shares is made or whether or not the Series E Preferred Shares Certificate is delivered to the Transfer Agent); and
     (ii) all of the other rights of the holders of Series E Preferred Shares shall terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Series E Preferred Shares).
     (l) In connection with the conversion of any Series E Preferred Shares pursuant to the Fundamental Change Conversion Right, the Trust may elect not to issue fractional Common Shares, in which case the Trust shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest, multiplied by the Closing Sale Price of the Common Shares on the Trading Day immediately prior to the Fundamental Change Conversion Date.
     (m) In case the notice of exercise of the Fundamental Change Conversion Right specifies that the Common Shares issuable upon conversion of Series E Preferred Shares are to be issued or registered in a name or names other than that of the registered holder of Series E Preferred Shares, the notice of exercise shall be accompanied by payment of all transfer taxes payable upon the issuance of Common Shares in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Trust shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of Series E Preferred Shares pursuant to the Fundamental Change Conversion Right.
     (n) A holder of Series E Preferred Shares being converted pursuant to the Fundamental Change Conversion Right is not entitled to any rights of a holder of Common Shares, and only to the extent such Series E Preferred Shares have been or are deemed to have been converted to Common Shares in accordance with the provisions of this Section 10.
     (o) All Common Shares delivered upon conversion of shares of Series E Preferred pursuant to the Fundamental Change Conversion Right shall be duly authorized, validly issued, fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.
     (p) The Trust shall comply with the provisions of all United States Federal and state securities laws in connection with any exercise of the Repurchase Right.
     11. Status of Redeemed, Reacquired and Converted Series E Preferred Shares. In the event any Series E Preferred Shares shall be redeemed pursuant to Section 5 hereof, repurchased pursuant to Section 10 hereof or otherwise reacquired by the Trust or converted pursuant to Section 7 or 10 hereof, the Shares so redeemed, repurchased, reacquired or converted shall become authorized but unissued Preferred Shares, available for future classification, reclassification and issuance by the Trust or, if so determined by the Trustees, may be retired and canceled by the Trust.
     12. Restrictions on Ownership.
     The Series E Preferred Shares shall be subject to the ownership restrictions and other provisions contained in Article NINTH of the Declaration.

     13. Severability. If any preference, right, voting power, restriction, limitation as to distributions, qualification, term or condition of redemption or other term of the Series E Preferred Shares is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications, terms and conditions of redemption and other terms of the Series E Preferred Shares which can be given effect without the invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to distributions, qualification, term or condition of redemption or other term of the Series E Preferred Shares shall remain in full force and effect and shall not be deemed dependent upon any invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to distributions, qualification, term or condition of redemption or other term of the Series E Preferred Shares.
     14. Notices to Holders. Unless otherwise provided herein or required by law, notices to holders of Series E Preferred Shares provided for in these Articles Supplementary shall be mailed to such holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the share transfer records of the Trust or the Transfer Agent. Unless otherwise provided herein or required by law, requirements set forth in these Articles Supplementary for public announcements or publications by the Trust may be satisfied if the subject matter thereof is contained in (a) a document filed by the Trust with, or furnished by the Trust to, the Securities and Exchange Commission and such filing is available to be viewed by the public on the Securities and Exchange Commission’s EDGAR system (or any successor system thereto) or (b) a press release submitted by the Trust for publication to Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public).
     15. Certain Definitions. As used in this ARTICLE SECOND, the following terms shall have the following respective meanings:
     “Adjustment Event” has the meaning set forth in Section 8(k).
     “Applicable Price” means, with respect to a Fundamental Change, an amount determined as follows:
     (vi) if the Fundamental Change is a transaction or series of related transactions and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for Common Shares in the Fundamental Change consists solely of cash, then the Applicable Price will be the cash amount paid per Common Share in the transaction;
     (vii) if the Fundamental Change is a sale, transfer, lease, conveyance or other disposition of property and assets and the consideration paid for the Trust’s property and assets (or for the property and assets of the Trust and its subsidiaries on a consolidated basis) consists solely of cash, then the Applicable Price will be the cash amount paid for the Trust’s property and assets, expressed as an amount per Common Share outstanding on the Effective Date of such Fundamental Change; and
     (viii) in all other cases, the Applicable Price will be the average of the Closing Sale Price per Common Share for the ten consecutive Trading Days immediately preceding the Effective Date.
The Board of Trustees shall make appropriate adjustments, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the ex-dividend date of the event occurs, at any time during those ten consecutive Trading Days.
     “Business Combination” means:
     (i) any recapitalization, reclassification or change of Common Shares, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or a combination;
     (ii) a consolidation, merger or combination of the Trust with another Person;

     (iii) a sale, conveyance or lease to another Person of all or substantially all of the Trust’s property and assets (other than to one or more of the Trust’s subsidiaries); or
     (iv) a statutory share exchange.
     “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
     “Cap Conversion Rate” has the meaning set forth in Section 9(b).
     “Cap Price” has the meaning set forth in Section 9(b)(ii).
     “Cash Settlement Averaging Period” means the 20 consecutive Trading Days (including the last Trading Day of such period), starting on, and including the third Trading Day following the Company Conversion Date or the Conversion Date, as the case may be.
     “Change in Control” means the occurrence of any of the following:
     (i) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of the Trust’s shares of beneficial interest entitled to vote generally in the election of Trustees (the “voting share”);
     (ii) there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the Trust’s property or assets, or of all or substantially all of the property or assets of the Trust and its subsidiaries on a consolidated basis, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;
     (iii) the Trust consolidates with, or merges with or into, another Person or any Person consolidates with, or merges with or into, the Trust, unless the Persons that “beneficially owned,” directly or indirectly, the Trust’s voting share immediately prior to such consolidation or merger “beneficially owned,” directly or indirectly, immediately after such consolidation or merger, voting shares of the surviving or continuing entities representing at least a majority of the total outstanding voting shares of all outstanding classes of voting shares of the surviving or continuing entity;
     (iv) the following persons cease for any reason to constitute a majority of the Board of Trustees:
(A)	individuals who on the Original Issue Date constituted the Board of Trustees; and

(B)	any new Trustees whose election to the Board of Trustees or whose nomination for election by the Trust’s shareholders was approved by at least a majority of the Trust’s Trustees then still in office either who were Trustees on the Original Issue Date or whose election or nomination for election was previously so approved; or
     (v) the Trust is liquidated or dissolved or holders of the Trust’s shares of beneficial interest approve any plan or proposal for the Trust’s liquidation or dissolution.
Notwithstanding the foregoing, a transaction described in (ii) or (iii) above will not constitute a Change of Control if at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such transaction consists of common shares and any associated rights traded on a United States national securities exchange (or which will be traded when issued or exchanged in connection with such transaction).

     “Closing Sale Price” means with regard to the Common Shares or other capital shares of beneficial interest on any date, the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the NYSE or, if the Common Shares or other capital shares of beneficial interest, as the case may be, is not reported by the NYSE, in composite transactions for the principal other U.S. national or regional securities exchange on which the Common Shares or such capital shares of beneficial interest is traded. If the Common Shares or such capital shares of beneficial interest are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the Closing Sale Price will be the last quoted bid price for the Common Shares or such capital shares of beneficial interest in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If the Common Shares or such capital shares of beneficial interest are not so quoted, the Closing Sale Price will be the average of the mid-point of the last bid and asked prices for the Common Shares or such capital shares of beneficial interest on the relevant date from each of at least three independent nationally recognized investment banking firms selected by the Trust for this purpose.
     “Common Shares” means the common shares of beneficial interest of the Trust.
     “Company Conversion Option” has the meaning set forth in Section 7(b)(i).
     “Company Conversion Option Date” has the meaning set forth in Section 7(b)(iii).
     “Company Conversion Option Notice” has the meaning set forth in 7(b)(iii).
     “Conversion Date” has the meaning set forth in Section 7(a)(v).
     “Conversion Notice” has the meaning set forth in Section 7(a)(ii).
     “Conversion Price” has the meaning set forth in Section 7(a)(i).
     “Conversion Rate” has the meaning set forth in Section 7(a)(i).
     “Conversion Value” means, for each Series E Preferred Share to be converted, an amount equal to the then applicable Conversion Rate multiplied by the average of the Closing Sale Price during the Cash Settlement Averaging Period.
     “Distributed Assets” has the meaning set forth in Section 8(a)(iv).
     “Distribution Payment Date” has the meaning set forth in Section 3(a).
     “Distribution Rate” has the meaning set forth in Section 3(a).
     “Distribution Record Date” has the meaning set forth in Section 3(a).
     “DTC” means The Depository Trust Company or a successor thereto or other similar depositary holding Series E Preferred Shares in global form.
     “Effective Date” means, with respect to a Fundamental Change, the date on which such Fundamental Change occurs or becomes effective.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Floor Price” has the meaning set forth in Section 9(b)(iii).
     “Fundamental Change” means the occurrence of a Change in Control or a Termination of Trading.

     “Fundamental Change Conversion Date” means, with respect to a Fundamental Change, the date specified as such by the Trust in its notice of such Fundamental Change delivered pursuant to Section 10(e), which date shall be a Business Day and shall not be less than 20 days nor more than 35 days after the date on which the Trust gives such notice.
     “Fundamental Change Conversion Rate” has the meaning set forth in Section 10(a).
     “Fundamental Change Conversion Right” has the meaning set forth in Section 10(a).
     “Fundamental Change Repurchase Price” has the meaning set forth in Section 10(b).
     “Holder Conversion Right” has the meaning set forth in Section 7(a)(i).
     “NYSE” means the New York Stock Exchange or any successor thereto.
     “Make-Whole Fundamental Change” means a Fundamental Change having an Effective Date on or prior to April 20, 2018.
     “Make-Whole Premium” has the meaning set forth in Section 9(a).
     “Market Price” means, with respect to any Fundamental Change Conversion Date, the average of the Closing Sale Prices of the Common Shares for the ten (10) consecutive Trading Days ending on the third Trading Day prior to the Fundamental Change Conversion Date, appropriately adjusted to take into account the occurrence, during the period commencing on the first Trading Day of such ten Trading-Day period and ending on the Fundamental Change Conversion Date, of any event described in Section 8; provided that in no event shall the Market Price be less than $0.01, subject to adjustment for share splits and combinations, reclassification and similar events.
     “Original Issue Date” has the meaning set forth in Section 3(a).
     “Preferred Distribution Default” has the meaning set forth in Section 6(a).
     “Preferred Shares” means any preferred shares of beneficial interest of the Trust.
     “Preferred Share Trustee” has the meaning set forth in Section 6(a).
     “Reference Distribution” has the meaning set forth in Section 8(a)(iv).
     “REIT” means a real estate investment trust as defined in the Internal Revenue Code.
     “Repurchase Right” has the meaning set forth in Section 10(b).
     “Series A Preferred Shares” has the meaning set forth in Section 2.
     “Series B Preferred Shares” has the meaning set forth in Section 2.
     “Series C Preferred Shares” has the meaning set forth in Section 2.
     “Series D Preferred Shares” has the meaning set forth in Section 2.
     “Series E Preferred Shares” has the meaning set forth in Section 1.
     “Shares” means any shares of beneficial interest or other equity security of the Trust.
     “Termination of Trading” is deemed to occur if the Trust’s Common Shares (or other equity securities into which the Series E Preferred Shares are then convertible) are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.
     “Trading Day” is any day during which (i) trading in the Trust’s Common Shares generally occurs, and (ii) there is no market disruption event. For purposes of this definition, “market disruption event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which the Common Shares are listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Shares or in any options contracts or future contracts relating to the Common Shares.
     “Transfer Agent” means, initially, Computershare Trust Company, n.a., as transfer agent for the Series E Preferred Shares or, with respect to all or any particular function of the Transfer Agent in these Articles Supplementary, such other conversion, paying or other agent which the Trust shall have designated by notice given to the holders of Series E Preferred Shares, specifying the name and address of such agent. The Trust may, in its sole discretion, remove any Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided, that the Trust shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness or such removal.
     16. Form. The Series E Preferred Shares will be issued and maintained initially in book-entry form registered in the name of the nominee of The Depository Trust Company; provided, however, that any holder of Series E Preferred Shares shall have the right to request a certificate therefor and upon such request made in writing to the Transfer Agent, the Trust shall cause to be issued a duly executed certificate for such Series E Preferred Shares registered in the name in which the Series E Preferred Shares were held in book-entry form or such other name(s) as specified by the holder in writing.
     17. Information Rights. During any period in which the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series E Preferred Shares are outstanding, the Trust shall (i) transmit by mail to all holders of Series E Preferred Shares, as their names and addresses appear in the Trust’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Trust would have been required to file with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or 15(d) of the Exchange Act if the Trust were subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series E Preferred Shares. The Trust will mail the reports to the holders of Series E Preferred Shares within 15 days after the respective dates by which the Trust would have been required to file the reports with the Securities and Exchange Commission if the Trust were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.
     THIRD: The Series E Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.
     FOURTH: These Articles Supplementary have been approved by the Board of Trustees or an authorized committee thereof in the manner and by the vote required by law.
     FIFTH: The undersigned President of the Trust acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, ENTERTAINMENT PROPERTIES TRUST has executed these Articles Supplementary as of this 1st day of April, 2008.

ENTERTAINMENT PROPERTIES TRUST
By:	/s/ David M. Brain
	Name:	David M. Brain
	Title:	President

WITNESS:
By:	/s/ Gregory K. Silvers
	Name:	Gregory K. Silvers
	Title:	Vice-President and Secretary